Exhibit 99.1

                      Worthington Reports Fourth
                   Quarter and Fiscal Year Results

    COLUMBUS, Ohio--(BUSINESS WIRE)--June 28, 2007--Worthington
Industries, Inc. (NYSE:WOR) today reported results for the three- and twelve-month periods ended May 31, 2007.



(U.S. dollars in millions, except per share data)

                          4Q2007   3Q2007  4Q2006   12M2007  12M2006
                         -------- -------- ------- --------- ---------
Net sales                 $786.6   $677.3  $822.0  $2,971.8  $2,897.2
Operating income            41.7      2.2    54.8     129.1     157.6
Equity income               16.7     13.5    20.8      63.2      56.3
Net earnings                38.2      5.5    59.4     113.9     146.0
Earnings per share         $0.45    $0.06   $0.67     $1.31     $1.64

EBITDA(a)                  $71.4    $30.0  $115.7    $249.4    $298.1


    (a)Earnings before interest, taxes, depreciation and amortization. See reconciliation on consolidated statement of earnings.

    Fourth Quarter and Year-End Highlights

    -- Annual earnings were the third best in the company's history, after fiscal 2005 and fiscal 2006.

    -- Quarterly net sales, operating income and units shipped for the Pressure Cylinders segment were a record $169.3 million, $26.1 million, and 13.6 million, respectively. Annual net sales and operating income for the Pressure Cylinders segment were also records in fiscal 2007.

    -- Equity income, from six unconsolidated joint ventures, totaled $16.7 million for the quarter and $63.2 million for the year. Worthington Armstrong Venture (WAVE) had record sales and earnings for the year.

    -- Cash dividends received from joint ventures totaled $44.8 million for the quarter and $131.7 million for the year. WAVE contributed $40.5 million and $121.5 million of the cash dividends received for those periods.

    -- Cash provided by operating activities was $180.4 million for fiscal 2007 compared to $227.1 million for fiscal 2006 while capital expenditures were $57.7 million and $60.1 million for the same periods.

    -- During the fourth quarter, $14.4 million was paid to shareholders in a regular quarterly dividend. For the year, dividends paid to shareholders totaled $59.0 million. At year end, the dividend yielded a 3.2% annualized return.

    -- During fiscal 2007, the company repurchased 4,449,594 common shares, reducing total outstanding shares to 84.9 million at year end. Over five million shares remain on the existing share repurchase authorization.

    Consolidated Results

    For the fourth quarter, net sales were $786.6 million, compared to $822.0 million for the fourth quarter of fiscal 2006, a decline of 4%. For the full year, net sales of $2,971.8 million rose 3% from $2,897.2 million last year.

    Fourth quarter 2007 net earnings of $38.2 million, or $0.45 per diluted share, fell 36% from fourth quarter 2006 net earnings of $59.4 million, or $0.67 per diluted share. Earnings in 2006 were aided by a $26.6 million pre-tax gain, or $0.14 per share, on the April 2006 sale of a 50% interest in a Mexican steel processing joint venture. Excluding the gain in the prior year period, fiscal 2007 fourth quarter earnings per share fell 15%.

    Net earnings for the full year of $113.9 million, or $1.31 per diluted share, were down 22% from $146.0 million, or $1.64 per diluted share, for the same period last year. Excluding the 2006 gain mentioned above, earnings per share declined 13% from fiscal 2006, the second best year in the company's history.

    "The fourth quarter was significant in that it represented an impressive turnaround from the third quarter and helped make fiscal 2007 our third best year," said John McConnell, Chairman and CEO of Worthington Industries. "Our Pressure Cylinders segment and WAVE joint venture were major contributors with their record results. In addition, results in our Steel Processing segment were better than expected given the weak conditions in its two major end markets, automotive and construction. Lastly, our Metal Framing segment was significantly improved," concluded McConnell.

    Quarterly Segment Results

    In the Steel Processing segment, quarterly net sales fell 14%, or $57.6 million, to $360.5 million from $418.1 million in the comparable quarter of fiscal 2006. The decrease in net sales was the result of lower volumes (down 14%) relative to the prior year, as average selling prices were flat. The average spread between selling prices and material costs improved 11%, due primarily to the new stainless processing business, but significantly lower volume with automotive and construction-related customers resulted in a decline in operating income this quarter compared to the prior year period.

    In the Metal Framing segment, net sales decreased 11%, or $23.5 million, to $195.6 million from $219.1 million in the comparable quarter of fiscal 2006. Relative to the prior year, the decrease in net sales was the result of lower volumes (down 8%) and lower pricing (down 3%). Although Metal Framing had a small operating loss, the results represented a significant turnaround from the third quarter of fiscal 2007. Compared to the prior quarter, volumes rose 14% and the spread between selling prices and material costs rose 37%, approaching more normal levels, as higher priced inventory was depleted.

    In the Pressure Cylinders segment, net sales increased 23%, or $31.6 million, to a record $169.3 million from $137.7 million in the comparable quarter of fiscal 2006. The increase in net sales was due to higher volumes (up 10%) and higher average selling prices (up 12%). Average selling prices improved as a result of price increases in certain product lines and product mix. Strong performance in Europe and North America was the culmination of several multi-year initiatives to reduce costs, exit unprofitable product lines, introduce new product lines, consolidate facilities and grow profitable lines through capacity and geographic expansion. These actions, along with a strong overall sales effort, led to a 29% improvement in operating income for the quarter. Operating income set a record for both the quarter and the year.

    Worthington's joint ventures added significantly to fourth quarter results. Equity in the net income of six unconsolidated affiliates totaled $16.7 million for the quarter, compared to a record $20.8 million in the year ago quarter. Fiscal 2007 was the best year in the history of the WAVE joint venture for both sales and earnings.

    Cost Reduction Initiatives

    As part of its continuing efforts to improve the profitability of the company, management has undertaken a review of each of its businesses and established clear profitability goals and objectives for each of them. In addition, management has targeted $35 million to $40 million of incremental reductions to its cost structure through a combination of facility closures, productivity improvements and headcount reductions to be implemented during fiscal 2008. Updates on the progress of this initiative, including its impact on fiscal 2008 results, will be reported in subsequent earnings calls.

    Other

    Dividend Declared

    On May 15, 2007, the board of directors declared a quarterly cash dividend of $0.17 per share payable June 29, 2007, to shareholders of record on June 15, 2007.

    Conference Call

    Worthington will review fourth quarter results during its quarterly conference call today, June 28, 2007, at 1:30 p.m. Eastern Daylight Time. Details on the conference call can be found on the company web site at www.WorthingtonIndustries.com

    Corporate Profile

    Worthington Industries is a leading diversified metal processing company with annual sales of approximately $3 billion. The Columbus, Ohio, based company is North America's premier value-added steel processor and a leader in manufactured metal products such as metal framing, pressure cylinders, automotive past model service stampings, metal ceiling grid systems and laser welded blanks. Worthington employs more than 8,000 people and operates 64 facilities in 10 countries.

    Founded in 1955, the company operates under a long-standing corporate philosophy rooted in the golden rule, with earning money for its shareholders as the first corporate goal. This philosophy, an unwavering commitment to the customer, and one of the strongest employee/employer partnerships in American industry serve as the company's foundation.

    Safe Harbor Statement

    The company wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995 (the "Act"). Statements by the company relating to future or expected performance, sales, operating results and earnings per share; projected capacity and working capital needs; pricing trends for raw materials and finished goods; anticipated capital expenditures and asset sales; projected timing, results, costs, charges and expenditures related to acquisitions or to facility dispositions, shutdowns and consolidations; targeted savings through head count reductions, facility closures and other expense reductions; new products and markets; expectations for company and customer inventories, jobs and orders; expectations for the economy and markets; expected benefits from new initiatives; effects of judicial rulings and other non-historical matters constitute "forward-looking statements" within the meaning of the Act. Because they are based on beliefs, estimates and assumptions, forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected. Any number of factors could affect actual results, including, without limitation, product demand and pricing; changes in product mix, product substitution and market acceptance of the company's products; fluctuations in pricing, quality or availability of raw materials (particularly steel), supplies, transportation, utilities and other items required by operations; effects of facility closures and the consolidation of operations; the effect of consolidation and other changes within the steel, automotive, construction and related industries; failure to maintain appropriate levels of inventories; the ability to realize targeted expense reductions such as head count reductions, facility closures and other expense reductions; the ability to realize other cost savings and operational efficiencies on a timely basis; the overall success of, and the ability to integrate, newly-acquired businesses and achieve synergies therefrom; capacity levels and efficiencies within facilities and within the industry as a whole; financial difficulties (including bankruptcy filings) of customers, suppliers, joint venture partners and others with whom the company does business; the effect of national, regional and worldwide economic conditions generally and within major product markets, including a prolonged or substantial economic downturn; the effect of disruption in business of suppliers, customers, facilities and shipping operations due to adverse weather, casualty events, equipment breakdowns, acts of war or terrorist activities or other causes; changes in customer inventories, spending patterns, product choices, and supplier choices; risks associated with doing business internationally, including economic, political and social instability, and foreign currency exposure; the ability to improve and maintain processes and business practices to keep pace with the economic, competitive and technological environment; adverse claims experience with respect to workers compensation, product recalls or liability, casualty events or other matters; deviation of actual results from estimates and/or assumptions used by the company in the application of its significant accounting policies; level of imports and import prices in the company's markets; the impact of judicial rulings and governmental regulations, both in the United States and abroad; and other risks described from time to time in the company's filings with the United States Securities and Exchange Commission.



                     WORTHINGTON INDUSTRIES, INC.
                 CONSOLIDATED STATEMENTS OF EARNINGS
                   (In thousands, except per share)


                           Three Months Ended    Twelve Months Ended
                                 May 31,                May 31,
                          -------------------- -----------------------
                            2007      2006        2007        2006
                          --------- ---------- ----------- -----------

Net sales                 $786,576   $821,968  $2,971,808  $2,897,179
Cost of goods sold         686,712    707,996   2,610,176   2,525,545
                          --------- ---------- ----------- -----------
   Gross margin             99,864    113,972     361,632     371,634
Selling, general and
 administrative expense     58,171     59,131     232,487     214,030
                          --------- ---------- ----------- -----------
   Operating income         41,693     54,841     129,145     157,604
Other income (expense):
   Miscellaneous expense    (2,530)    (1,464)     (4,446)     (1,524)
   Gain on sale of Acerex        -     26,609           -      26,609
   Interest expense         (4,892)    (6,122)    (21,895)    (26,279)
   Equity in net income of
    unconsolidated
    affiliates              16,669     20,774      63,213      56,339
                          --------- ---------- ----------- -----------
   Earnings before income
    taxes                   50,940     94,638     166,017     212,749
Income tax expense          12,717     35,240      52,112      66,759
                          --------- ---------- ----------- -----------
Net earnings               $38,223    $59,398    $113,905    $145,990
                          ========= ========== =========== ===========


Average common shares
 outstanding - basic        84,662     88,627      86,351      88,288
                          --------- ---------- ----------- -----------
Earnings per share - basic   $0.45      $0.67       $1.32       $1.65
                          ========= ========== =========== ===========


Average common shares
 outstanding - diluted      85,672     89,292      87,002      88,976
                          --------- ---------- ----------- -----------
Earnings per share -
 diluted                     $0.45      $0.67       $1.31       $1.64
                          ========= ========== =========== ===========


Common shares outstanding
 at end of period           84,908     88,691      84,908      88,691

Cash dividends declared
 per share                   $0.17      $0.17       $0.68       $0.68




--------------------------

Reconciliation of net
 earnings to EBITDA
Net earnings               $38,223    $59,398    $113,905    $145,990
Interest expense             4,892      6,122      21,895      26,279
Income taxes                12,717     35,240      52,112      66,759
Depreciation &
 amortization               15,597     14,983      61,469      59,116
                          --------- ---------- ----------- -----------
EBITDA                     $71,429   $115,743    $249,381    $298,144
                          ========= ====================== ===========




                     WORTHINGTON INDUSTRIES, INC.
                     CONSOLIDATED BALANCE SHEETS
                            (In thousands)

                                                 May 31,     May 31,
                                                  2007        2006
                                               ----------- -----------

Assets
Current assets:
  Cash and cash equivalents                       $38,277     $56,216
  Short-term investments                           25,562       2,173
  Receivables, less allowances of $3,641 and
   $4,964 at May 31, 2007 and May 31, 2006        400,916     404,553
  Inventories:
    Raw materials                                 261,849     266,818
    Work in process                                97,633     104,244
    Finished products                              88,382      88,295
                                               ----------- -----------
      Total inventories                           447,864     459,357
                                               ----------- -----------
  Assets held for sale                              4,600      23,535
  Deferred income taxes                            13,067      15,854
  Prepaid expenses and other current assets        39,097      34,553
                                               ----------- -----------
    Total current assets                          969,383     996,241

Investments in unconsolidated affiliates           57,540     123,748
Goodwill                                          179,441     177,771
Other assets                                       43,553      55,733
Property, plant & equipment, net                  564,265     546,904
                                               ----------- -----------
Total assets                                   $1,814,182  $1,900,397
                                               =========== ===========

Liabilities and shareholders' equity
Current liabilities:
  Accounts payable                               $263,665    $362,883
  Notes payable                                    31,650       7,684
  Accrued compensation, contributions to
   employee benefit plans and related taxes        46,237      49,784
  Dividends payable                                14,440      15,078
  Other accrued items                              45,519      36,483
  Income taxes payable                             18,983      18,874
                                               ----------- -----------
    Total current liabilities                     420,494     490,786

Other liabilities                                  57,383      55,249
Long-term debt                                    245,000     245,000
Deferred income taxes                             105,983     114,610
                                               ----------- -----------
    Total liabilities                             828,860     905,645

Minority interest                                  49,321      49,446
Shareholders' equity                              936,001     945,306
                                               ----------- -----------
Total liabilities and shareholders' equity     $1,814,182  $1,900,397
                                               =========== ===========




                     WORTHINGTON INDUSTRIES, INC.
                CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (In thousands)

                                Three Months Ended Twelve Months Ended
                                      May 31,            May 31,
                                ------------------ -------------------
                                 2007      2006      2007      2006
                                -------- --------- --------- ---------

Operating activities
Net earnings                    $38,223   $59,398  $113,905  $145,990
Adjustments to reconcile net
 earnings to net cash provided
 by operating activities:
  Depreciation and amortization  15,597    14,983    61,469    59,116
  Provision for deferred income
   taxes                         (2,242)   (4,459)   (3,068)  (12,645)
  Equity in net income of
   unconsolidated affiliates,
   net of distributions          28,089     7,098    68,510       702
  Minority interest in net
   income of consolidated
   subsidiaries                   1,848     1,909     5,409     6,088
  Gain on sale of Acerex              -   (26,609)        -   (26,609)
  Other adjustments                  40     3,485     1,936     6,079
Changes in assets and
 liabilities:
  Accounts receivable           (28,404)  (34,871)    8,312    11,616
  Inventories                    35,362   (13,718)   19,588   (33,788)
  Prepaid expenses and other
   current assets                 1,892        41    (2,078)   (9,186)
  Other assets                    1,578      (171)    4,898      (563)
  Accounts payable and accrued
   expenses                      40,339    57,103   (99,283)   79,114
  Other liabilities                (290)      961       833     1,152
                                -------- --------- --------- ---------
Net cash provided by operating
 activities                     132,032    65,150   180,431   227,066
                                -------- --------- --------- ---------

Investing activities
  Investment in property, plant
   and equipment, net           (13,557)  (17,027)  (57,691)  (60,128)
  Investment in aircraft              -      (185)        -   (16,435)
  Acquisitions, net of cash
   acquired                           -         -   (31,727)   (6,776)
  Investment in unconsolidated
   affiliate                          -         -    (1,000)        -
  Proceeds from sale of assets      146       171    18,237     3,225
  Proceeds from sale of Acerex        -    44,604         -    44,604
  Purchases of short-term
   investments                  (25,562)  (50,115)  (25,562) (493,860)
  Sales of short-term
   investments                        -    90,013     2,173   491,687
                                -------- --------- --------- ---------
Net cash provided (used) by
 investing activities           (38,973)   67,461   (95,570)  (37,683)
                                -------- --------- --------- ---------

Financing activities
  Proceeds from (payments on)
   short-term borrowings        (87,914)    7,684    23,966     7,684
  Principal payments on long-
   term debt                          -  (142,405)       (7) (143,416)
  Proceeds from issuance of
   common shares                  7,308     2,006     9,866     9,138
  Excess tax benefits - stock-
   based compensation             2,170         -     2,370         -
  Payments to minority interest    (960)        -    (3,360)   (3,840)
  Repurchase of common shares         -         -   (76,617)        -
  Dividends paid                (14,354)  (15,050)  (59,018)  (59,982)
                                -------- --------- --------- ---------
Net cash used by financing
 activities                     (93,750) (147,765) (102,800) (190,416)
                                -------- --------- --------- ---------

Decrease in cash and cash
 equivalents                       (691)  (15,154)  (17,939)   (1,033)
Cash and cash equivalents at
 beginning of period             38,968    71,370    56,216    57,249
                                -------- --------- --------- ---------
Cash and cash equivalents at end
 of period                      $38,277   $56,216   $38,277   $56,216
                                ======== ========= ========= =========




                     WORTHINGTON INDUSTRIES, INC.
                          SUPPLEMENTAL DATA
                            (In thousands)

This supplemental information is provided to assist in the analysis of the results of operations.


                            Three Months Ended   Twelve Months Ended
                                 May 31,                May 31,
                           ------------------- -----------------------
                             2007      2006       2007        2006
                           --------- --------- ----------- -----------
Volume:
 Steel Processing (tons)        851       994       3,282       3,611
 Metal Framing (tons)           171       186         644         704
 Pressure Cylinders
  (units)                    13,601    12,392      44,891      48,621

Net sales:
 Steel
  Processing               $360,486  $418,147  $1,460,665  $1,486,165
 Metal Framing              195,633   219,094     771,406     796,272
 Pressure Cylinders         169,301   137,730     544,826     461,875
 Other                       61,156    46,997     194,911     152,867
                           --------- --------- ----------- -----------
                Total net
                 sales     $786,576  $821,968  $2,971,808  $2,897,179
                           ========= ========= =========== ===========

Material cost:
 Steel
  Processing               $268,764  $321,780  $1,106,471  $1,139,025
 Metal Framing              140,415   138,030     547,583     508,588
 Pressure Cylinders          80,022    64,584     251,052     221,756

Operating income (loss):
 Steel Processing           $14,732   $18,118     $55,382     $61,765
 Metal Framing                 (540)   16,715      (9,159)     46,735
 Pressure Cylinders          26,053    20,226      84,649      49,275
 Other                        1,448      (218)     (1,727)       (171)
                           --------- --------- ----------- -----------
                Total
                 operating
                 income     $41,693   $54,841    $129,145    $157,604
                           ========= ========= =========== ===========

    CONTACT: Worthington Industries, Columbus
             Media Contact:
             Cathy M. Lyttle, 614-438-3077
             VP, Corporate Communications
             E-mail: cmlyttle@WorthingtonIndustries.com
             or
             Investor Contact:
             Allison M. Sanders, 614-840-3133
             Director, Investor Relations
             E-mail: asanders@WorthingtonIndustries.com
             or
             www.WorthingtonIndustries.com